AVATAR

FOR IMMEDIATE RELEASE
Contact : Avatar Holdings Inc.

201 Alhambra Circle

Coral Gables, FL 33134

Juanita I. Kerrigan

(305) 442-7000

AVATAR REPORTS SECOND QUARTER RESULTS OF OPERATIONS

Coral Gables, FL – August 11, 2008 – Avatar Holdings Inc. (NASDAQ-AVTR) today reported a net loss of $6,540,000 ($0.77 per share, diluted) on revenues of $24,930,000 for the three months ended June 30, 2008, compared to net income of $5,271,000 ($0.55 per share, diluted) on revenues of $81,255,000 for the three months ended June 30, 2007.

For the six months ended June 30, 2008, Avatar reported a net loss of $7,096,000 ($0.83 per share, diluted) on revenues of $55,462,000, compared to net income of $16,379,000 ($1.63 per share, diluted) on revenues of $173,700,000 for the same period in 2007.

During the three months ended June 30, 2008, Avatar closed on 70 homes, a 68.5% decrease from the 222 homes closed during the three months ended June 30, 2007. Dollar volume decreased by 74.3% to $18,055,000 compared to $70,136,000 for the three months ended June 30, 2007.

During the first six months of 2008, Avatar closed on 135 homes, a 70.1% decrease from the 452 units closed during the comparable period of 2007. Dollar volume decreased by 76.3% to $35,532,000, compared to $149,738,000 for the first six months of 2007.

The number of housing contracts signed, net of cancellations, during the three months ended June 30, 2008 declined by 48% to 66, compared to 127 for the three months ended June 30, 2007. The dollar volume of contracts signed declined by 33.2% compared to the three months ended June 30, 2007, to $17,980,000 compared to $26,929,000.

The number of housing contracts signed, net of cancellations, for the six months ended June 30, 2008 declined by 55.8% to 119, compared to 269 for the first six months of 2007. The dollar volume of contracts signed declined by 53.5% compared to the first six months of 2007, to $30,253,000 compared to $65,020,000.

Our sales results continue to reflect the weak market for new single-family and multi-family residences in our markets. We continue to experience a high level of cancellations of sales contracts for homes. We do not anticipate a meaningful improvement in our markets in the near term. Our focus remains on managing Avatar and its assets for the long-term benefit of our shareholders, including the identification and monetization of commercial and industrial land. While the level and duration of the downturn cannot currently be predicted, we anticipate that these conditions will continue to have an adverse effect on our earnings for the balance of 2008.

Results for the six and three months ended June 30, 2008 include pre-tax income of $9,107,000 on revenues of $9,562,000 and $2,037,000 on revenues of $2,134,000, respectively, from commercial, industrial and other land sales. For the six and three months ended June 30, 2007, results included pre-tax income of $7,137,000 on revenues of $9,049,000 and $2,379,000 on revenues of $3,489,000, respectively, from commercial, industrial and other land sales.

At June 30, 2008, Avatar had cash and cash equivalents of $156,037,000. The Company’s total borrowings are $114,930,000, which includes $114,800,000 of 4.50% Convertible Senior Notes due 2024. Avatar had no amounts outstanding under its $100,000,000 revolving credit facility, except $34,520,000 in letters of credit. Avatar’s book value per share at June 30, 2008 is $61.15.

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Avatar Holdings Inc. is primarily engaged in real estate operations in Florida and Arizona. Its principal real estate operations are conducted at Poinciana, Solivita and Bellalago in central Florida near Orlando, TerraLargo in Lakeland, Florida, and at Rio Rico, south of Tucson, AZ. Avatar’s common shares trade on The Nasdaq Stock Market LLC under the symbol AVTR.

Certain statements discussed herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: international, national and local market conditions and events such as the oversupply of existing homes caused by the number of investor and speculator resale homes for sale in our communities and in the geographic areas in which we develop and sell homes; tightening of the credit market and the reduced availability and more stringent financing requirements of residential mortgage financing in general and sub prime financing in particular; interest rates; mortgage rates; employment levels; income levels; consumer confidence; the successful implementation of Avatar’s business strategy; shifts in demographic trends affecting demand for active adult and primary housing; the level of immigration and in-migration into the areas in which we conduct real estate activities; the level of competition in geographic areas in which we do business; Avatar’s access to financing; changes in, or the failure or inability to comply with, government regulations; and other factors as are described in Avatar’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2007. Active adult homes are intended for occupancy by at least one person 55 years or older.

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SELECTED FINANCIAL DATA FOR THE SIX MONTHS AND THREE MONTHS ENDED
JUNE 30, 2008 AND 2007
(Unaudited – Dollars in thousands except per share data)

	Six Months		Three Months
	2008	2007	2008	2007
Revenues	$55,462	$173,700	$24,930	$81,255
Income (loss) before income taxes	$(11,480)	$24,833	$(10,599)	$7,655
Income tax benefit (expense)	$4,384	$(8,454)	$4,059	$(2,384)
Net income (loss)	$(7,096)	$16,379	$(6,540)	$5,271
Basic EPS	$(0.83)	$1.98	$(0.77)	$0.64
Diluted EPS	$(0.83)	$1.63	$(0.77)	$0.55

Selected Balance Sheet Data

	June 30, 2008	December 31, 2007
Cash and cash equivalents	$156,037	$192,258
Total assets	$685,062	$706,541
Total stockholders’ equity	$522,242	$527,703
Book value per share	$61.15	$61.90